Exhibit 16.1

July 31, 2014

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, DC 205497561

Re: Spectral Capital Corporation

We have read the statements included in the 8-K dated July 31, 2014 of Spectral Capital Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC